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                                                                       EXHIBIT B


                                 PROMISSORY NOTE

Dallas, Texas                                                  September 5, 2000



         PROMISE TO PAY: For value received, the undersigned, Jack T. Smith (herein the "Issuer"), promises to pay to the order of Internet America, Inc., a Texas corporation or its successors or assigns (herein the "Payee"), the Principal Amount (as defined below), together with interest on the unpaid balance of such amount, in lawful money of the United States of America, in accordance with all the terms, conditions, and covenants of this Note.

         ISSUER'S ADDRESS FOR NOTICE: 100 Crescent Court, Suite 1620, Dallas, Texas 75201.

         PAYEE'S ADDRESS FOR PAYMENT: 350 N. St. Paul, Suite 3000, Dallas, Texas 75201.

         PRINCIPAL AMOUNT: Six Hundred Eighty Five Thousand Five Hundred Dollars ($685,500).

         INTEREST RATE: 6.33% per annum; provided that in no event shall the rate hereunder be less than the mid-term applicable federal in effect at the date of this Note using the lowest 3 month rate as defined in Section 1274(d)(2) of the Internal Revenue Code of 1986.

         PAYMENT TERMS: Except as otherwise provided in this Note, accrued interest on this Note shall be due and payable on the first day of each calendar quarter commencing upon October 1, 2000, and continuing until July 1, 2007; and all principal and accrued interest not previously paid shall be due and payable on August 29, 2007. For purposes of this Note the first day of a calendar quarter shall mean January 1, April 1, July 1, and October 1 of each year. Notwithstanding the above, upon the sale by Issuer of any Shares (as defined in the Pledge Agreement (as defined below)), Issuer shall make a prepayment on this Note equal to the product of (i) the number of Shares sold multiplied by (ii) $3.4375 per Share.

         Issuer may prepay all or any part of this Note without penalty or premium. Issuer's payments shall be applied on the first business day after Payee's receipt of such payments.

         1. INTEREST PROVISIONS:

                  (a) Rate: The Principal Amount of this Note from time to time remaining unpaid prior to maturity shall bear interest at the Interest Rate per annum stated above.

                  (b) Maximum Lawful Interest: The term "Maximum Lawful Rate" means the maximum rate of interest and the term "Maximum Lawful Amount" means the maximum amount of interest that are permissible under applicable state or federal law for the type of loan evidenced by this Note. If the Maximum Lawful Rate is increased by statute or other governmental action subsequent to the date of this Note, then the new Maximum Lawful Rate shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law.


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                  (c) Spreading of Interest: Because of the possibility of
irregular periodic balances of principal or premature payment, the total interest that will accrue under this Note cannot be determined in advance. Payee does not intend to contract for, charge or receive more than the Maximum Lawful Rate or Maximum Lawful Amount permitted by applicable state or federal law, and to prevent such an occurrence Payee and Issuer agree that all amounts of interest, whenever contracted for, charged, or received by Payee, with respect to the loan of money evidenced by this Note, shall be spread, prorated, or allocated over the full period of time this Note is unpaid, including the period of any renewal or extension of this Note. If demand for payment of this Note is made by Payee prior to the full stated term, the total amount of interest contracted for, charged, or received to the time of such demand shall be spread, prorated, or allocated along with any interest thereafter accruing over the full period of time that this Note thereafter remains unpaid for the purpose of determining if such interest exceeds the Maximum Lawful Amount.

                  (d) Excess Interest: At maturity (whether by acceleration or otherwise) or on earlier final payment of this Note, Payee shall compute the total amount of interest that has been contracted for, charged, or received by Payee or payable by Issuer under this Note and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged, or received by Payee. If such computation reflects that the total amount of interest that has been contracted for, charged, or received by Payee or payable by Issuer exceeds the Maximum Lawful Amount, then Payee shall apply such excess to the reduction of the principal balance and not to the payment of interest; or if such excess interest exceeds the unpaid principal balance, such excess shall be refunded to Issuer. This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Issuer and Payee so that under no circumstances shall the total interest contracted for, charged, or received by Payee exceed the Maximum Lawful Amount.

                  (e) Interest After Late Payment: Unless an amount payable is capitalized as provided herein, the unpaid principal balance shall bear interest after it becomes due at the rate of 15% per annum; but never more than the Maximum Lawful Rate or at a rate that would cause the total interest contracted for, charged, or received by Payee to exceed the Maximum Lawful Amount.

         2. DEFAULT PROVISIONS:

                  (a) Events Of Default And Acceleration Of Maturity: PAYEE MAY, WITHOUT NOTICE OR DEMAND (except as otherwise required by statute or otherwise specifically provided in this Note or any of the other Loan Documents), ACCELERATE THE MATURITY OF THIS NOTE AND DECLARE THE ENTIRE UNPAID PRINCIPAL BALANCE AND ACCRUED INTEREST AT ONCE DUE AND PAYABLE IF:

                           (i) There is default by Issuer in the payment of any
                  installment of principal, interest or any other sum required to be paid under the terms of this Note or any of the Loan Documents, and such default continues for a period of five (5) days following written notice to Issuer specifying such default;

                           (ii) There is default by Issuer in the performance of
                  any covenant, condition, or agreement contained in this Note or any of the Loan Documents,


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                  including any instrument securing the payment of this Note, and such default continues for a period of thirty (30) days following written notice to Issuer specifying such default;

                           (iii) if Issuer makes an assignment for the benefit
                  of creditors, or petitions or applies for the appointment of a liquidator, receiver or custodian (or similar official) of it or of any substantial part of its assets, or if Issuer commences any proceeding or case relating to it under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or takes any action to authorize any of the foregoing; or

                           (iv) if any petition or application of the type
                  described in subparagraph (c) immediately above is filed or if any such proceeding or case described in subparagraph (c) is commenced against Issuer and is not dismissed within sixty
                  (60) days, or if Issuer indicates its approval thereof, consents thereto or acquiesces therein, or if an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating Issuer bankrupt or insolvent, or approving a petition in any such proceeding, or if a decree or order for relief is entered in respect of Issuer in an involuntary case under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction.

                  (b) Waiver By Issuer: ISSUER AND ALL OTHER PARTIES LIABLE FOR THIS NOTE WAIVE DEMAND, NOTICE OF INTENT TO DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF PROTEST, GRACE, NOTICE OF DISHONOR, NOTICE OF INTENT TO ACCELERATE MATURITY, NOTICE OF ACCELERATION OF MATURITY, AND DILIGENCE IN COLLECTION.

                  (c) Non-Waiver by Payee: Any previous extension of time, forbearance, failure to pursue some remedy, acceptance of late payments, or acceptance of partial payment by Payee, before or after maturity, does not constitute a waiver by Payee of its subsequent right to strictly enforce the collection of this Note according to its terms.

                  (d) Other Remedies Not Required: Payee shall not be required to first file suit, exhaust all remedies, or enforce its rights against any security in order to enforce payment of this Note.

                  (e) Attorney's Fees: If Payee requires the services of an attorney to enforce the payment of this Note or the performance of the other Loan Documents, or if this Note is collected through any lawsuit, probate, bankruptcy, or other judicial proceeding, Issuer agrees to pay Payee an amount equal to its reasonable attorney's fees and other reasonable collection costs. This provision shall be limited by any applicable statutory restrictions relating to the collection of attorney's fees.


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        3. MISCELLANEOUS PROVISIONS:

                  (a) Successors and Assigns: The provisions of this Note shall be binding upon the successors and assigns of Issuer, and shall inure to the benefit of the successors and assigns of Payee; provided, however, that no obligations of Issuer hereunder can be assigned without Payee's prior written consent.

                  (b) No Duty or Special Relationship: Issuer acknowledges that Payee has no duty of good faith to Issuer, and Issuer acknowledges that no fiduciary, trust, or other special relationship exists between Payee and Issuer; provided, however, the foregoing is not intended to abrogate any duties which may exist as the result of that Payee having been a director and executive officer of the Issuer. If Payee and Issuer are now engaged in or in the future engage in other business transactions, such other business transactions are independent of this Note and the indebtedness evidenced hereby and of the promises and covenants made by Issuer in this Note, and vice versa.

                  (c) Security. This Note is secured by a security interest in certain shares of common stock of Payee issued to Issuer, as granted by that certain Pledge and Security Agreement, of even date herewith, by and between Issuer and Payee (the "Pledge Agreement").

                  (d) Entire Agreement. Issuer warrants and represents to Payee that this Note and the Pledge Agreement constitute the entire agreement between Issuer and Payee with respect to the indebtedness evidenced by this Note and agrees that no modification, amendment, or additional agreement with respect to such indebtedness will be valid and enforceable unless made in writing signed by both Issuer and Payee.

                  (e) Issuer's Address for Notice: All notices required to be sent by Payee to Issuer shall be sent by U.S. Mail, postage prepaid, to Issuer's Address for Notice stated on the first page of this Note, until Payee shall receive written notification from Issuer of a new address for notice.

                  (f) Payee's Address for Payment: All sums payable by Issuer to Payee shall be paid at Payee's Address for Payment stated on the first page of this Note, or at such other address as Payee shall designate from time to time.

                  (g) Partial Invalidity: The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein, and the invalidity or unenforceability of any provision of this Note or of the Loan Documents as to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

                  (h) Applicable Law; Venue & Jurisdiction: This note has been executed and delivered in Texas and shall be construed in accordance with the applicable laws of the state of Texas and the laws of the United States of America applicable to transactions in Texas and venue for any action concerning this note shall be exclusively in Dallas county, Texas.


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         EXECUTED as of the date first set forth above.

                                     ISSUER:


                                     /s/ JACK T. SMITH
                                     -------------------------------------------
                                             Jack T. Smith



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